Exhibit 99.1

China Jo-Jo Drugstores, Inc. Reports Fiscal 2011 Second Quarter and Six Month Financial Results

HANGZHOU, China--(BUSINESS WIRE)--November 15, 2010--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD), which operates retail pharmacies in the People’s Republic of China, today reported financial results for the second quarter and six month period of fiscal 2011 ended September 30, 2010.

Second Quarter Highlights:

  Revenues increased 27.9% to $15.7 million
  Comparable store sales increased 15.8%
  Gross profit rose 26.0% to $4.4 million
  7 new stores opened bringing year-to-date total to 24 new locations

Second Quarter Results

Second quarter revenue increased 27.9% to $15.7 million compared to $12.3 million in the second quarter of fiscal 2010. Comparable store sales, which the Company defines as sales at stores open for 15 months or more, increased 15.8% for the three months ended September 30, 2010.

Gross profit for the second quarter of fiscal 2011 increased 26.0% to $4.4 million compared to $3.5 million a year ago. Gross margin was 28.1% versus 28.5% in the 2010 period.

Selling expense was $1.2 million in the second quarter of fiscal 2011 versus $0.6 million in the same period of fiscal 2010. The year-over-year increase reflects an additional 24 stores in operation during the quarter, as well as the Company’s ongoing efforts to build increased awareness of the China Jo-Jo Drugstores brand.

Second quarter general and administrative expenses were $0.8 million compared to $0.6 million in the year ago period, reflecting additional costs associated with being a U.S.-listed public company and operating additional store locations.

Income from operations in the second quarter of fiscal 2011 totaled $2.4 million versus $2.3 million in the second quarter of fiscal 2010, while operating margin was 15.8% compared to 19.1%, respectively.

Net income for the period was $1.6 million compared to $1.7 million a year ago. Diluted earnings per share were $0.12 compared to $0.21. The decline is primarily attributable to an additional 5.3 million diluted shares outstanding, as well as higher operating expenses, on a year-over-year basis. The increase in diluted share count from 8.2 million in the fiscal 2010 period to 13.5 million in the fiscal 2011 period reflects the issuance of common shares in connection with the Company’s April 2010 stock offering.

As of November 10, 2010, the Company had $12.4 million of cash. As of September 30, 2010, the Company had $33.7 million in current assets and total liabilities of $6.8 million that excludes $0.4 million in derivative liabilities.

Dr. Lei Liu, Chairman and CEO, stated, “We are pleased to report continued top line momentum, which reflects strong consumer demand for the China Jo-Jo concept, as well as the ongoing execution of our new store opening strategy, which calls for a total of 60 locations in operation by March 2011.”

Dr. Liu continued, “We believe there is a substantial opportunity to utilize our operating expertise and leverage our strong brand recognition in Zhejiang province to expand the China Jo-Jo Drugstores concept and further extend our geographic reach. We are taking a prudent approach to expansion, investing only in real estate opportunities that meet our strict demographic and ROI criteria. Looking further ahead, we plan to continue our aggressive store opening pace, utilizing the proceeds from our recent public offering and cash flow from operations to fund our anticipated growth.”

“As we approach the balance of the year – seasonally our strongest period – we believe the Company is well-positioned to meet the needs of our customers. We’re providing a compelling mix of prescription and over-the-counter drugs, traditional Chinese medicine, sundries, nutritional supplements and medical devices. Additionally, China Jo-Jo Drugstores provides access to physicians on-site at all of our locations to enhance the customer experience. We believe the breadth and quality of our product offerings, combined with the personalized customer service we provide, is unmatched in the industry.”

New Store Openings

During the second quarter of 2010, the Company opened 7 new stores, bringing the year-to-date total to 24 new locations. As of November 12, 2010, China Jo-Jo Drugstores had 49 stores in operation. The Company remains on track with its plan to have 60 locations open by the close of its 2011 fiscal year ending March 31, 2011.

Six Month Results

Revenue for the six months ended September 30, 2010 increased 29.0% to $30.9 million compared to $23.9 million in the year ago period. Comparable store sales, which the Company defines as sales at stores open for 15 months or more, increased 15.3% for the six months ended September 30, 2010.

Gross profit for the six month period increased 38.3% to $9.0 million compared to $6.5 million a year ago. Gross margin improved 200 basis points to 29.2% versus 27.2% in the fiscal 2010 period.

Selling expense was $2.0 million for the six months ended September 30, 2010 versus $1.1 million in the year ago period. The increase reflects an additional 24 stores in operation during the quarter, as well as our ongoing efforts to build increased awareness of the China Jo-Jo Drugstores brand.

General and administrative expenses for the six month period were $1.5 million compared to $0.9 million in first six months of fiscal 2010, as a result of costs associated with being a U.S.-listed public company and operating additional store locations.

Income from operations in the fiscal 2011 period totaled $5.4 million versus $4.5 million in the first six months of fiscal 2010, while operating margin was 17.8% compared to 18.9%, respectively.

Net income for the fiscal 2011 six month period was $3.8 million compared to $3.3 million a year ago. Diluted earnings per share were $0.29 compared to $0.41. The decline is primarily attributable to an additional 5.0 million diluted shares outstanding, as well as higher operating expenses on a year-over-year basis. The increase in diluted share count from 8.1 million in the fiscal 2010 period to 13.1 million in the fiscal 2011 period reflects the issuance of common shares in connection with the Company’s April 2010 stock offering.

Conference Call Information

The Company will host a conference call to discuss second quarter results on Tuesday, November 16, 2010 at 8:00 a.m. Eastern Time. To participate in the conference call, please dial 877-941-4774 from North America. International participants can access the call by dialing 480-629-9760. A live audio webcast of this conference call will be available under the Investors Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the webcast will be available approximately two hours after the conclusion of the call.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. operates a retail pharmacy chain in China offering both western and traditional Chinese medicine, including prescription and over-the-counter drugs, sundries, nutritional supplements and medical devices. China Jo-Jo Drugstores also provides on-site physician consulting. The Company operates through its contractually controlled affiliates Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership, and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. As of November 12, 2010, the Company operated 49 stores throughout Zhejiang Province.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORPORATION)
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	MARCH 31,
	2010	2010
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash	$13,545,033	$801,593
Restricted cash	966,314	746,703
Accounts receivable, trade	1,612,652	1,228,294
Inventories	4,626,378	3,770,411
Other receivables	448,206	282,073
Advances to suppliers	10,391,931	6,850,240
Other current assets	2,099,119	1,331,167
Total current assets	33,689,633	15,010,481

PROPERTY AND EQUIPMENT, net	1,622,089	1,186,292

OTHER ASSETS
Long term deposit	2,358,934	2,311,661
Prepaid - noncurrent	5,972,343	5,508,963
Total other assets	8,331,277	7,820,624

Total assets	$43,642,999	$24,017,397

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$2,708,472	$2,330,317
Notes payable	1,923,207	1,464,241
Other payables	99,012	225,716
Other payables - related parties	880,108	935,000
Taxes payable	1,062,012	1,235,083
Accrued liabilities	109,837	257,091
Short-term loans	-	880,200
Total current liabilities	6,782,648	7,327,648

Purchase option derivative liability	430,500	-
Total liabilities	7,213,148	7,327,648

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock; $0.001 par value; 500,000,000 and 250,000,000 shares authorized; 13,500,002 and 10,000,000 shares issued and outstanding as of September 30, 2010 and March 31, 2010, respectively	13,500	10,000
Paid-in capital	16,180,541	877,884
Statutory reserves	1,309,109	1,309,109
Retained earnings	18,634,929	14,855,016
Accumulated other comprehensive income (loss)	291,772	(362,260)
Total shareholders' equity	36,429,851	16,689,749

Total liabilities and shareholders' equity	$43,642,999	$24,017,397

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORPORATION)

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
REVENUES, NET	$15,678,170	$12,258,573	$30,885,598	$23,940,037

COST OF GOODS SOLD	11,270,058	8,759,697	21,863,590	17,417,265

GROSS PROFIT	4,408,112	3,498,876	9,022,008	6,522,772

SELLING EXPENSES	1,179,515	596,382	2,002,873	1,074,159
GENERAL & ADMINISTRATIVE EXPENSES	757,372	565,134	1,531,134	930,344
OPERATING EXPENSES	1,936,887	1,161,516	3,534,007	2,004,503

INCOME FROM OPERATIONS	2,471,225	2,337,360	5,488,001	4,518,269

OTHER INCOME (EXPENSE), NET	5,781	3,608	(51,751)	10,243
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	(85,993)	-	(28,049)	-

INCOME BEFORE INCOME TAXES	2,391,013	2,340,968	5,408,201	4,528,512

PROVISION FOR INCOME TAXES	763,564	637,372	1,628,288	1,225,755

NET INCOME	1,627,449	1,703,596	3,779,913	3,302,757

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	554,610	12,591	654,032	11,171

COMPREHENSIVE INCOME	$2,182,059	$1,716,187	$4,433,945	$3,313,928

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	13,500,002	8,200,000	13,079,237	8,050,000
Diluted	13,504,247	8,200,000	13,086,959	8,050,000

EARNINGS PER SHARES:
Basic	$0.12	$0.21	$0.29	$0.41
Diluted	$0.12	$0.21	$0.29	$0.41

CONTACT:
China Jo-Jo Drugstores, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@jojodrugstores.com